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                                                                      EXHIBIT 11

                      BRUSH WELLMAN INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                                                 FIRST QUARTER ENDED
                                                              --------------------------
                                                                APR. 2,        APR. 3,
                                                                 1999           1998
                                                              -----------    -----------
Basic:
  Average shares outstanding................................   16,193,359     16,317,518
                                                              ===========    ===========
  Net income................................................  $ 2,486,000    $ 6,162,000
  Per share amount..........................................  $      0.15    $      0.38
                                                              ===========    ===========
Diluted:
  Average shares outstanding................................   16,193,359     16,317,518
  Dilutive stock options based on the treasury stock method
     using average market price.............................       38,753        398,104
                                                              -----------    -----------
          Totals............................................   16,232,112     16,715,622
                                                              ===========    ===========
  Net income................................................  $ 2,486,000    $ 6,162,000
  Per share amount..........................................  $      0.15    $      0.37
                                                              ===========    ===========

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